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                                                                    EXHIBIT 15



June 28, 1996
To Mirage Resorts, Incorporated


  We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statement on Form S-3 its Form 10-Q for the quarter ended March 31, 1996, which includes our report dated May 6, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the Registraton Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP